As filed with the Securities and Exchange Commission on October 7, 2013

Registration No. 333-161680	Registration No. 333-171735

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Crestwood Midstream Partners LP

(Exact Name of Registrant as Specified in Its Charter)

Delaware	56-2639586
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

700 Louisiana Street, Suite 2060 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Robert G. Phillips

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2060

Houston, Texas 77002

(Name and Address of Agent For Service)

(832) 519-2200

(Telephone Number, Including Area Code, of Agent For Service)

(Approximate date of commencement of proposed sale to the public: Not Applicable.)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Amendment”) relates to the following Registration Statements on Form S-3 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-161680, as amended, originally filed with the Securities and Exchange Commission (the “SEC”) on September 2, 2009 and registered an indeterminate amount of securities of Crestwood Midstream Partners LP (“Crestwood”).

•	Registration Statement No. 333-171735, as amended, originally filed with the SEC on January 14, 2011 and registered an indeterminate amount of securities of Crestwood.

On October 4, 2013, the unitholders of Crestwood approved the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 5, 2013, by and among Inergy Midstream, L.P. (“NRGM”), NRGM GP, LLC, Intrepid Merger Sub, LLC (“Merger Sub”), Inergy, L.P., Crestwood and Crestwood Gas Services GP LLC (“CMLP GP”), pursuant to which, Merger Sub merged with and into Crestwood (the “Merger”), with Crestwood surviving the merger as a subsidiary of NRGM. Pursuant to the terms and conditions of the Merger Agreement, on October 7, 2013, at the effective time of the Merger, each (i) common unit and Class D unit of Crestwood that was held by Crestwood Holdings LLC (“Crestwood Holdings”), Crestwood Gas Services Holdings LLC (“Gas Services Holdings”) and CMLP GP, was converted into the right to receive 1.07 new common units representing limited partner interests of NRGM (the “Unit Consideration”) and (ii) issued and outstanding common unit, restricted unit and phantom unit of Crestwood held by any person, other than Crestwood Holdings, Crestwood Gas Services Holdings or CMLP GP, converted into the right to receive $1.03 in cash and the Unit Consideration.

As a result of the Merger, Crestwood has terminated any offering of Crestwood’s securities pursuant to the Registration Statements. In accordance with an undertaking made by Crestwood in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, Crestwood hereby removes from registration all of such securities of Crestwood registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 7th day of October, 2013.

CRESTWOOD MIDSTREAM PARTNERS LP

By:	Crestwood Midstream GP LLC, its general partner

By:	/s/ Robert G. Phillips
Name:	Robert G. Phillips
Title:	President & Chief Executive Officer